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                                                                     Exhibit 2.1

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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           CORVEL ENTERPRISECOMP, INC.
                             a Delaware corporation
                                  (as "Buyer"),

                    HAZELRIGG RISK MANAGEMENT SERVICES, INC.,
                            a California corporation,

                                COMP CARE, INC.,
                            a California corporation
                                       and

                        MEDICAL AUDITING SERVICES, INC.,
                            a California corporation
                            (collectively, "Seller"),

                                       and

                                ARLENE HAZELRIGG

                               (as "Shareholder")

                            DATED: DECEMBER 15, 2006

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I PURCHASE AND SALE OF ASSETS....................................     1
   1.1     Purchase of Assets............................................     1
   1.2     Liabilities...................................................     3
   1.3     Purchase Price................................................     4
   1.4     Closing Balance Sheet Working Capital Adjustment..............     4
   1.5     Earn Out......................................................     6
   1.6     Conveyance Taxes/Bulk Transfer................................     8
   1.7     Allocation of Purchase Price..................................     8
   1.8     Closing.......................................................     9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER......     9
   2.1     Existence, Good Standing and Power............................     9
   2.2     Authority.....................................................    10
   2.3     Capitalization................................................    10
   2.4     Subsidiaries..................................................    11
   2.5     No Conflicts..................................................    11
   2.6     Financial Statements..........................................    11
   2.7     Accounts Receivable...........................................    12
   2.8     No Undisclosed Liabilities....................................    12
   2.9     Absence of Certain Changes....................................    12
   2.10    Obligations to Related Parties................................    13
   2.11    Title to Purchased Assets; Absence of Encumbrance.............    14
   2.12    Intellectual Property.........................................    14
   2.13    Litigation....................................................    16
   2.14    Employees and Subcontractors..................................    17
   2.15    Benefit Plans.................................................    18
   2.16    Contracts and Permits.........................................    19
   2.17    Compliance with Laws..........................................    21
   2.18    Environmental Matters.........................................    21
   2.19    Customers and Suppliers.......................................    22
   2.20    Consents and Approvals........................................    22
   2.21    Permits.......................................................    22
   2.22    Taxes.........................................................    23
   2.23    Properties....................................................    23
   2.24    Insurance.....................................................    24
   2.25    No Brokers or Finders.........................................    24
   2.26    Prepayments, Prebilled Invoices and Deposits..................    24
   2.27    Warranties....................................................    25
   2.28    Product Liability.............................................    25
   2.29    Disclosure; No Misstatement...................................    25


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
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER......................    25
   3.1     Organization and Standing.....................................    25
   3.2     Authority.....................................................    25
   3.3     Consents and Approvals........................................    26
   3.4     No Conflicts..................................................    26
   3.5     No Brokers or Finders.........................................    26

ARTICLE IV ADDITIONAL AGREEMENTS.........................................    26
   4.1     Expenses......................................................    26
   4.2     Public Disclosure.............................................    26
   4.3     Confidential Information......................................    27
   4.4     Access to Books and Records...................................    27
   4.5     Employment of Employees.......................................    27
   4.6     Ad Valorem and Similar Taxes..................................    28

ARTICLE V ACTIONS OF SELLER AND SHAREHOLDER BEFORE AND AFTER THE CLOSING
           DATE..........................................................    28
   5.1     Access and Investigation......................................    28
   5.2     Conduct of Business...........................................    28
   5.3     Required Approvals............................................    30
   5.4     Required Consents.............................................    30
   5.5     Notification..................................................    30
   5.6     No Solicitation...............................................    31
   5.7     Commercially Reasonable Efforts...............................    31
   5.8     Further Action; Cooperation...................................    31

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER..................    31
   6.1     Accuracy of Representations...................................    31
   6.2     Seller's Performance..........................................    32
   6.3     Officer's Certificate.........................................    32
   6.4     Secretary's Certificate.......................................    32
   6.5     No Proceeding.................................................    32
   6.6     Material Adverse Change.......................................    32
   6.7     Transferred Employees.........................................    32
   6.8     Consents......................................................    33
   6.9     Approvals.....................................................    33
   6.10    Non-Competition and Non-Solicitation Agreement................    33
   6.11    Consulting Agreements for **** and ****.......................    33
   6.12    Intellectual Property Assignment Agreement....................    33
   6.13    Assignments of Leases and Consents of Lessor..................    34
   6.14    Chino Facility Lease..........................................    34
   6.15    Financial Schedule............................................    34

----------
* Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND
           SHAREHOLDER...................................................    34
   7.1     Accuracy of Representations...................................    34
   7.2     Buyer's Performance...........................................    34
   7.3     Officer's Certificate.........................................    34
   7.4     Secretary's Certificate.......................................    34
   7.5     No Proceeding.................................................    35
   7.6     Consents......................................................    35
   7.7     Approvals.....................................................    35
   7.8     Assignments of Leases and Consents of Lessors.................    35
   7.9     Chino Facility Lease..........................................    35

ARTICLE VIII TERMINATION.................................................    35
   8.1     Termination Events............................................    35
   8.2     Effect of Termination.........................................    35

ARTICLE IX INDEMNIFICATION...............................................    36
   9.1     Survival of Representations, Warranties, Covenants and
           Agreements....................................................    36
   9.2     Indemnification by Seller and Shareholder.....................    36
   9.3     Indemnification by Buyer......................................    36
   9.4     Indemnification Procedures....................................    37

ARTICLE X GENERAL PROVISIONS.............................................    38
   10.1    Notices.......................................................    38
   10.2    Entire Agreement..............................................    39
   10.3    Successors and Assigns........................................    39
   10.4    Waiver........................................................    39
   10.5    Severability..................................................    40
   10.6    Specific Performance..........................................    40
   10.7    Other Remedies................................................    40
   10.8    Governing Law; Jurisdiction...................................    40
   10.9    Construction..................................................    41
   10.10   Headings......................................................    41
   10.11   Counterparts..................................................    41

ARTICLE XI DEFINITIONS...................................................    41


                                       iii

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The following schedules and similar attachments to the Asset Purchase Agreement have been omitted from this Exhibit 2.1. CorVel Corporation hereby agrees to furnish supplementally, subject to any applicable confidential treatment request under Rule 83 of the Securities and Exchange Commission's Rules of Practice, a copy of any omitted schedule or similar attachment to the Asset Purchase Agreement to the Securities and Exchange Commission upon its request.

Exhibit 1.1(a)(iii)   Tangible Property
Exhibit 1.1(a)(iv)    Intellectual Property Rights
Exhibit 1.1(b)        Excluded Assets
Exhibit 1.9(b)        Bill of Sale, Assignment and Assumption Agreement
Exhibit 6.10          Non-Competition and Non-Solicitation Agreement
Exhibit 6.11          Consulting Agreements
Exhibit 6.12          Intellectual Property Assignment Agreement
Schedule A            Earn Out Payment Calculation
Schedule B            Allocation of Purchase Price
Schedule C            Seller Disclosure Schedule


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

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of December 15, 2006 by and among CorVel EnterpriseComp, Inc., a Delaware corporation ("BUYER"), Hazelrigg Risk Management Services, Inc., a California corporation, ("HRMS"), Comp Care, Inc., a California corporation ("CC"), and Medical Auditing Services, Inc., a California corporation ("MAS") (HRMS, CC and MAS are collectively referred to as "SELLER"), and Arlene Hazelrigg, an individual ("SHAREHOLDER"). All references to Seller herein shall mean as to each of HRMS, CC and MAS individually and all of them collectively. Capitalized terms not otherwise defined herein shall have the meanings set forth in Article XI.

                                    RECITALS

     A. WHEREAS, Seller is engaged in the third party administrator and managed care services business, providing claims and account administration and communications, cost containment, data processing and/or training and education services to employers, insurance companies, insured funds, governmental agencies and other payors of workers' compensation, health care and disability benefits, and third party administrators (the "BUSINESS").

     B. WHEREAS, Hazelrigg is the beneficial and record holder of all of the issued and outstanding shares of capital stock of HRMS, CC and MAS.

     C. WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the Assets of Seller, all on the terms and subject to the conditions set forth in this Agreement (the "ASSET PURCHASE").

     NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties set forth herein, intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

     1.1 Purchase of Assets.

          (a) Purchased Assets. On the Closing Date (as defined in Section 1.8 below), upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, convey and deliver to Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances, and Buyer shall purchase from Seller, all right, title and interest in and to all of the assets, interests and rights of any kind, whether tangible or intangible, real or personal, owned, leased or used by Seller other than the Excluded Assets (collectively, the "PURCHASED ASSETS"), including but not limited to the following:

               (i) All of Seller's rights under the customer contracts, vendor contracts, licenses, leases (real property and equipment) and any other agreements used in the


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Business set forth in Section 2.16 of the Seller Disclosure Schedule (as defined in Article II below), any other contracts not listed which Buyer, in its sole discretion, accepts and assumes in writing and any contracts, leases and agreements entered into after the date of this Agreement and prior to the Closing Date in accordance with Section 5.2 (collectively, the "ASSUMED CONTRACTS").

               (ii) "ACCOUNTS RECEIVABLES" (as defined in Section 2.7 below) of Seller, whether or not invoices thereto have been issued.

               (iii) All improvements, fixtures, office furniture, fixed assets, office equipment, supplies and other tangible personal property as set forth on
Exhibit 1.1(a)(iii) hereof and all such tangible personal property acquired by Seller after the date hereof and prior to the Closing Date in accordance with
Section 5.2.

               (iv) All intellectual property of Seller used in the Business (collectively referred to as "INTELLECTUAL PROPERTY RIGHTS"), including without limitation, all (1) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (2) trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof, (3) copyrights and registrations and applications for registration thereof, (4) computer software, data and documentation, (5) domain names, domain name registrations and URL addresses,
(6) trade secrets and confidential business information, whether patentable or non-patentable, know how, processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer lists and information, (7) other Intellectual Property Rights relating to any of the foregoing (including without limitation, remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), and (8) copies and tangible embodiments thereof as set forth on
Exhibit 1.1(a)(iv) hereof and all Intellectual Property Rights acquired after the date hereof and prior to the Closing Date in accordance with Section 5.2.

               (v) All records and lists pertaining to the Business, customers, suppliers and personnel, and copies of all books of account, ledgers, financial and accounting records, files, reports, plans, and operating records of every kind that Seller maintains, but excluding originals of Seller's minute books, stock books and tax returns.

               (vi) Any cash and cash equivalents on hand at any of the locations of the Business that is used as petty cash in the Ordinary Course of Business.

               (vii) Any current prepaid expenses and other current assets of the Business.

               (viii) Except to the extent prohibited or restricted by applicable law, all electronically stored information and data, in the standard extracted data format, whether contained in a database or otherwise, that is used in the operation of the Business or is necessary to operate the Business as operated as of the Closing Date.


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               (ix) All cellular and other telephone numbers used in connection with the operation of the Business and held in the name of Seller.

               (x) All Permits, to the extent transferable.

               (xi) All rights under or pursuant to all warranties, representations and guarantees made by suppliers with respect to the Purchased Assets or services furnished to Seller pertaining to the Business or affecting the Purchased Assets, and all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind to which Seller may be entitled with respect to the Business or the Purchased Assets.

               (xii) All other assets, rights and claims of Seller of any kind and nature related to or used in the operation of the Business (other than the Excluded Assets) not otherwise described above.

          (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Assets of Seller listed on Exhibit 1.1(b) (the "EXCLUDED ASSETS") shall be excluded from and shall not constitute Purchased Assets.

     1.2 Liabilities.

          (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Purchased Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge when due only the following Liabilities:

               (i) Liabilities under the Assumed Contracts (as defined in
Section 2.16(b)), arising and to be performed on or after the Closing Date, except, in each case, to the extent such obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default; and

               (ii) Liabilities arising under customer contracts, vendor contracts, licenses, leases (real property and equipment) and any other agreements used in the Business entered into by Seller in the Ordinary Course of Business after the date hereof and prior to the Closing Date as permitted by
Section 5.2 below, which such Liabilities arise and are to be performed on or after the Closing Date, except in each case, to the extent such obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged prior to the Closing Date or to the extent the same arise out of any such breach or default by Seller; and

     Collectively, subparagraphs (i) and (ii) are the "ASSUMED LIABILITIES."

          (b) Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liability of Seller of any kind, character or description whatsoever. Without limiting the generality of the foregoing, to the extent not included in the Assumed Liabilities, Buyer shall not assume:


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               (i) any Indebtedness of Seller arising before the Closing Date, except as reflected on the Financial Statements;

               (ii) any Liability for trade payables of Seller arising or accruing prior to the Closing Date;

               (iii) any Environmental Claim arising before the Closing Date;

               (iv) any Liability related to businesses of Seller other than the Business;

               (v) any Liability related to the Lease Agreements listed on
Schedule 2.23 arising before the Closing Date;

               (vi) any Liability related to any Seller Indebtedness;

               (vii) any Liability related to Seller's employment or termination of the Transferred Employees or Seller Benefit Plan, including but not limited to claims relating to wages, compensation, severance pay, sick or vacation leave, disability benefits, pension benefits, retirement benefits, other employee benefits or arising under the WARN Act;

               (viii) any Liability for infringement, misappropriation or violation of any Intellectual Property Rights arising before the Closing Date;

               (ix) any Liability for Taxes with respect to Seller, Shareholder, the Purchased Assets or the Business relating to periods on or prior to the Closing Date;

               (x) any Liability for refunds payable to third party payors and other covered persons under the Assumed Contracts ("REFUNDS PAYABLE") arising from the Ordinary Course of Business before the Closing Date (collectively, subparagraphs (i) and all others through (xiii) are the "RETAINED LIABILITIES"). Seller shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities.

     1.3 Purchase Price. The aggregate purchase price (the "PURCHASE PRICE") for the Purchased Assets is the sum of the Initial Purchase Price and the Earn Out Amount (to the extent payable), each as defined herein. The Purchase Price shall be payable in the following manner: (i) $11.75 Million plus $250,000 pursuant to the Noncompetition Agreement entered into with Arlene Hazelrigg as of the Closing Date in cash (the "INITIAL PURCHASE PRICE") subject to adjustments as set forth in Section 1.4 below, at the Closing by wire transfer of same day funds, and (ii) up to $2.5 Million in cash (the "EARN OUT AMOUNT") payable as set forth in Section 1.5.

     1.4 Closing Balance Sheet Working Capital Adjustment.

          (a) Prior to the Closing Date, Seller shall deliver to Buyer a pro forma closing balance sheet of the Business as of the Closing Date (the "CLOSING BALANCE SHEET") setting forth the pro forma balance sheet of the Business and setting forth Seller's estimate of its Working Capital as of such date (the "PRELIMINARY WORKING CAPITAL"). If the Preliminary Working

Capital of the Business, as reflected on the Closing Balance Sheet is less than $0.00 (the "TARGET WORKING CAPITAL"), the Initial Purchase Price shall be reduced by an amount equal to such deficiency. The determination of the Working Capital shall be made in accordance with GAAP, in conformance with the policies and practices set forth in the footnotes of Seller's audited Financial Statements for the year ended December 31, 2005 (the "AUDITED FINANCIAL STATEMENTS") previously provided to Buyer.

          (b) As promptly as practicable following the Closing Date, but in no event more than ninety (90) days thereafter, Buyer shall cause to be prepared and delivered to Seller a computation of the Closing Balance Sheet as of the close of business on the Closing Date (the "FINAL BALANCE SHEET"). The Final Balance Sheet will be prepared in accordance with GAAP, in conformance with the policies and practices set forth in the footnotes of the Audited Financial Statements. Seller shall provide to Buyer reasonable access to the appropriate personnel and records of Seller in connection with the Purchased Assets, and shall otherwise reasonably cooperate with Buyer in connection with the preparation of the Final Balance Sheet. Buyer shall then determine the Working Capital as of the close of business on the Closing Date based upon the Final Balance Sheet and prepared in accordance with GAAP (the "FINAL WORKING CAPITAL"), in conformance with the policies and practices set forth in the footnotes of the Audited Financial Statements. Buyer shall deliver the Final Balance Sheet and its calculation of the Working Capital based on the Final Balance Sheet to Seller.

          (c) In the event that Seller disputes the Final Balance Sheet or the calculation of the Working Capital based on the Final Balance Sheet, Seller shall notify Buyer in writing of its objections within thirty (30) days after the receipt of the Final Balance Sheet and shall set forth, in reasonable detail, the reasons for its objections. If Seller fails to deliver notice of objections within such thirty (30) day period, it shall be deemed to have accepted as final the Final Balance Sheet. If Seller delivers to Buyer a notice of objections within such thirty (30) day period, Seller and Buyer shall endeavor in good faith to resolve any disputed items. If Seller and Buyer still are unable to resolve the disputed items within ten (10) business days of Seller's delivery of its notice of objections, an auditing firm of nationally recognized standing (the "INDEPENDENT ACCOUNTANT") chosen and mutually accepted by Buyer and Seller shall review the Buyer's underlying books and records to resolve the items remaining in dispute (the "DISPUTED ITEMS"). All of the fees and expenses of the Independent Accountant, if any, shall be paid equally by Buyer, on the one hand, and Seller, on the other hand. The Independent Accountant shall be instructed to resolve all Disputed Items within thirty (30) days of its appointment and the determination of the Independent Accountant shall be conclusive and binding on Buyer and Seller. After the Independent Accountant has resolved the Disputed Items, Buyer and Seller shall be deemed to have accepted as final the revised Final Balance Sheet, which shall be prepared by the Independent Accountant.

          (d) If the Final Working Capital reflected on the Final Balance Sheet is greater than the Preliminary Working Capital, then Buyer shall pay Seller an amount equal to the amount of such excess. If the Final Working Capital reflected on the Final Balance Sheet is less than the Preliminary Working Capital, then Seller shall pay to Buyer an amount equal to the amount of such shortfall. Any payments made by Seller to Buyer or Buyer to Seller pursuant to this Section 1.4(d), shall be made by wire transfer of immediately available funds to the account or accounts designated by Seller or Buyer, as the case may be, within five (5) days after the date


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

in which the Final Balance Sheet is final and binding on the parties. Any payments made pursuant to this Section 1.4(d) shall be consistently treated as adjustments to the Purchase Price.

          (e) The Closing Balance Sheet and the Final Balance Sheet as delivered in accordance with this Section 1.4 (i) will be complete and correct in all material respects, (ii) will be prepared in accordance with Seller's books and records, and (iii) will fairly present in all material respects the financial condition and operating results of Seller as of the dates.

     1.5 Earn Out.

          (a) Earn Out Amount. Seller will be eligible to earn up to the full amount of the Earn Out Amount during the one year period (the "EARN OUT PERIOD") commencing on the first day immediately following the Closing Date (the "EARN OUT START DATE"), payable, if earned, as calculated in the manner set forth below (the "EARN OUT PAYMENT"), provided however, that the Earn Out Payment will not exceed the aggregate amount of $2.5 Million.

          (b) Calculation of Earn Out Revenue. The amount of the Earn Out Payment will be determined in reference to revenue collected by the Business, including but not limited to revenue generated by Buyer from existing clients and in extending the Business to new clients and markets, during the Earn Out Period, subject to adjustment as set forth in (ii) and (iii) and subsection (c) below ("EARN OUT REVENUE").

               (i) Earn Out Revenue includes **** revenue collected of the Business under all agreements with customers that engage Buyer to provide claims administration services, including but not limited to revenue from bill review, nurse case management. And utilization review services

               (ii) With respect to new customers entering into agreements for claims administration services of the Business that provide for fixed periodic payments to Buyer, **** percent (****%) of the aggregate compensation payable during the specified term of the agreement, including specified option years, up to a maximum of **** years per agreement, shall be included in Earn Out Revenue; and

               (iii) With respect to customer agreements entered into during the Earn Out Period (but excluding renewals of existing customer agreements) for claims administration services of the Business providing for contingent payments to Buyer (e.g., per line or percent of savings), revenue must be collected under the agreement for **** consecutive months before any amounts shall be included in Earn Out Revenue. Once such condition has been fulfilled, Earn Out Revenue shall include an amount equal to **** percent (****%) of the aggregate revenue collected during such **** month period multiplied by the number of complete calendar months included during the initial term of the agreement.

          (c) Calculation of Earn Out Payment. The Earn Out Payment shall be established by the Earn Out Revenue in accordance with Schedule A hereto. Furthermore, Buyer

----------
* Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

shall determine that portion of outstanding Accounts Receivable assumed by Buyer at Closing as reflected in the Final Balance Sheet that remain uncollected as of the last day of the Earn Out Period, if any, and shall deduct that amount from the Earn Out Payment (the "EARN OUT DEDUCTION"). The Earn Out Payment shall be calculated in good faith by Buyer and shall be provided to Seller (the "EARN OUT PAYMENT CALCULATION") within forty-five (45) days after the end of the Earn Out Period, accompanied by supporting schedules and financial data. The Earn Out Payment shall be made in cash in immediately available funds within ten (10) days after such notification by Buyer. In the event that Buyer elects to forego conducting an audit to determine the Earn Out Payment, the full Earn Out Payment will be paid within thirty (30) days following the end of the Earn Out Period. In the event that any of the Accounts Receivable constituting part of the Earn Out Deduction are collected by Buyer during the one year period following the Earn Out Period, such amounts shall be paid to Seller within thirty (30) days following the first anniversary of the last day of the Earn Out Period.

          (d) Records Review and Audit. Buyer shall allow an Independent Accountant selected by Seller and approved by Buyer (such approval not to be unreasonably withheld or delayed), to review appropriate records of Buyer in order to verify the accuracy of the determination of the Earn Out Payment Calculation and the calculation of any Earn Out Deduction pursuant to subsection
(c) above (or the components thereof). Any such review shall be conducted during normal business hours and shall be commenced within fifteen (15) days after Buyer's receipt of written request by Seller therefor, which such request shall be made, if at all, no later than thirty (30) days after receipt by Seller of the Earn Out Payment Calculation. The cost of such review shall be borne by Seller. Seller shall have sixty (60) days after the date of delivery by Buyer of the Earn Out Payment Calculation to review and deliver a written notice of objection (the "OBJECTION NOTICE") to Buyer. The Objection Notice shall specify in reasonable detail the nature and amount of any such exception. If Seller does not provide an Objection Notice to Buyer within sixty (60) days after receipt of the Earn Out Payment Calculation, Seller will be deemed to have accepted and agreed to the Earn Out Payment Calculation and the Earn Out Deductions, if any. If Seller delivers an Objection Notice to Buyer within such time period, then within thirty (30) days after the Objection Notice is received by Buyer, Buyer and Seller shall (i) meet to consider such objections and may agree to revise the Earn Out Payment Calculation or the Earn Out Deduction, in which case the amount so agreed will be adjusted and be final and binding on Buyer and Seller, or (ii) specify that an Independent Accountant chosen and mutually accepted by Buyer and Seller will review the Earn Out Payment Calculation and Earn Out Deduction, the Objection Notice and Buyer's underlying books and records, and report to Buyer and Seller (the fees and expenses of which shall be borne equally by Buyer and Seller) the Independent Accountant's determination of the adjustment amount, which determination will be made within thirty (30) days after the date the Independent Accountant receives the Earn Out Payment Calculation and the Objection Notice. Such determination by the Independent Accountant will be final and binding on Buyer and Seller. To the extent that Buyer owes Seller any additional Earn Out Payment based on the revised Earn Out Payment Calculation or any other payment owing pursuant to subsection (b) above, such payment shall be made by wire transfer of immediately available funds to the account or accounts designated by Seller within five (5) days after the date in which the Earn Out Payment Calculation is final and binding on the parties.

          (e) Pre-Payment of Earn Out. Buyer reserves the right to prepay the full Earn Out Amount at any time.

          (f) Acceleration of Earn Out Payment. Upon the occurrence of any of the following events at any time prior to the end of the Earn Out Period, Buyer shall pay to Seller the full Earn Out Amount of $2.5 Million, less any Earn Out Deduction, within fifteen (15) business days by wire transfer of immediately available funds to the account or accounts designated by Seller. Buyer shall thereafter have no obligation to pay, nor Seller any right to receive, any further Earn Out Payment.

               (i) The name under which the Business is conducted is changed from Hazelrigg Risk Management Services.

               (ii) The Consulting Agreement of either **** or **** is terminated by Buyer without cause, or, provided that each of them accepts employment with Buyer, the employment agreement of any of **** or **** is terminated by Buyer without cause.

               (iii) Buyer unilaterally **** of existing customers of the Business (customers as of the Closing Date) or fails to consult with **** and act in good faith in **** for new and renewal customers of the Business.

          (g) Forfeit of Earn Out Payment. Should Seller or Shareholder violate the terms of the Non-Competition Agreement substantially in the form attached hereto as Exhibit 6.10, then the Earn Out shall terminate and Seller shall not be entitled to receive any Earn Out Payment.

     1.6 Conveyance Taxes/Bulk Transfer. Seller shall pay all sales, use, transfer, value added, and any other similar taxes, if any, arising out of the transfer of the Purchased Assets. Buyer hereby waives compliance by Seller with all applicable bulk transfer, bulk sales and similar laws and requirements of all jurisdictions in connection with the transactions contemplated hereby.

     1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets (together with any Assumed Liabilities) in accordance with Schedule B hereto (the "ALLOCATION"). The Allocation shall be conclusive and binding upon Buyer, Seller and Shareholder for all purposes, and each of Buyer, Seller and Shareholder agree that all returns and reports and all financial statements shall be prepared in a manner consistent with, and none of the parties hereto shall otherwise file a tax return position inconsistent with, the Allocation unless required by the U.S. Internal Revenue Service, or any other applicable taxing authority. If such Allocation is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify the other parties hereto of the existence of, and shall cooperate with the other parties in resolving, such dispute. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date for filing with the IRS.

----------
* Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

     1.8 Closing. The closing of the sale and purchase of the Purchased Assets (the "CLOSING") shall take place on the third business day after the date that all conditions precedent set forth in Articles VI and VII hereof have been satisfied, or such other date as the parties hereto shall agree (the "CLOSING DATE"), but not later than the date set forth in Section 8.1(d) below, at the offices of Buyer, 2010 Main Street, Suite 600, Irvine, CA 92614, or at such other date or place as the parties hereto agree, but only after the satisfaction or waiver of each of the conditions set forth in Articles VI and VII. At the
Closing:

          (a) Buyer shall deliver to Seller the Initial Purchase Price;

          (b) Seller shall assign and transfer to Buyer good and valid title in and to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer shall assume from Seller the due payment, performance and discharge of the Assumed Liabilities, by duly executing the Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 1.8(b);

          (c) Seller shall execute such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer and its legal counsel, as shall be effective to vest in Buyer good title to the Purchased Assets; and

          (d) Each of HRMS, CC and MAS shall have filed with the Secretary of State of the State of California (and shall deliver to Buyer certified evidence of such filing) an amendment to its existing Articles of Incorporation changing its corporate name (but not to any derivative thereof) and shall have filed any necessary registrations and applications to affect the same.

                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF
                             SELLER AND SHAREHOLDER

     Except as disclosed in the disclosure schedule of Seller and Shareholder attached hereto as Schedule C (the "SELLER DISCLOSURE SCHEDULE"), each of HRMS, CC, MSA and Shareholder, jointly and severally, represent and warrant to Buyer as set forth below. The Seller Disclosure Schedule shall be arranged in sections corresponding to the specific numbered and lettered section contained in this Agreement that it relates to.

     2.1 Existence, Good Standing and Power. Each of HRMS, CC and MAS is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of HRMS, CC and MAS has full corporate power and corporate authority to carry on its business as now being conducted and is entitled to own, lease or operate the Business or Assets now owned, leased or operated by it, and has no operations or employees and conducts no business other than in the states or countries listed in Section 2.1 of the Seller Disclosure Schedule. Each of HRMS, CC and MAS is qualified to do business, is in good standing and has all required and appropriate licenses, registrations, certifications and permits in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing, registration, certification or permit (a) would, individually or in the aggregate, have, or reasonably could be expected to have, a Material Adverse Effect on the Business or the

Purchased Assets, or (b) would result in a material breach of any of the other representations, warranties or covenants set forth in this Agreement.

     2.2 Authority.

          (a) Each of HRMS, CC and MAS has full corporate power and authority to execute and deliver this Agreement and all other agreements and documents to be entered into by it in connection herewith, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be entered into in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate and shareholder action. This Agreement and all other agreements and documents to be entered into by each of HRMS, CC and MAS in connection herewith have been or will be duly and validly executed and delivered by each of HRMS, CC and MAS and (assuming due authorization, execution and delivery by Buyer) constitute or will constitute valid and binding obligations of each of HRMS, CC and MAS, enforceable against it in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency or other laws affecting creditors' rights and remedies generally.

          (b) Shareholder has the power and authority to enter into this Agreement and all other agreements and documents to be entered into by her in connection herewith, to perform her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements and documents to be entered into by Shareholder in connection herewith have been or will be duly executed and delivered by Shareholder and constitute or will constitute legal, valid and binding obligations of Shareholder, enforceable against her in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency or other laws affecting creditors' rights and remedies generally.

     2.3 Capitalization.

          (a) The authorized stock of HRMS consists of 10,000 shares of Common Stock, of which 10,000 shares are issued and outstanding (the "HRMS SHARES"). The HRMS Shares are owned, of record and beneficially, by Shareholder. There are no outstanding subscription, option, warrant, call rights, preemptive rights or other agreements or commitments obligating HRMS or Shareholder to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security of HRMS.

          (b) The authorized stock of CC consists of 10,000 shares of Common Stock, of which 10,000 shares are issued and outstanding (the "CC SHARES"). The CC Shares are owned, of record and beneficially, by Shareholder. There are no outstanding subscription, option, warrant, call rights, preemptive rights or other agreements or commitments obligating CC or Shareholder to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security of CC.

          (c) The authorized stock of MAS consists of 10,000 shares of Common Stock, of which 10,000 are issued and outstanding (the "MAS SHARES"). The MAS Shares are owned, of record and beneficially, by Shareholder. There are no outstanding subscription, option, warrant, call rights, preemptive rights or other agreements or commitments obligating MAS or Shareholder to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security of MAS.

     2.4 Subsidiaries. Each of HRMS, CC and MAS has never been a subsidiary of any other entity and does not currently own, nor has it ever owned, directly or indirectly, any interest in any other corporation, association, joint venture or other business entity, and none of HRMS, CC and MAS controls, directly or indirectly, the management or policies of any other corporation, association, joint venture or other business entity.

     2.5 No Conflicts. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by HRMS, CC, MAS and Shareholder, nor the consummation by HRMS, CC, MAS and Shareholder of the transactions contemplated hereby, nor compliance by HRMS, CC, MAS and Shareholder with any of the terms or provisions hereof, will (a) violate any provision of HRMS's, CC's or MAS's Articles of Incorporation ("ARTICLES") or bylaws, or (b) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HRMS, CC or MAS, the Business or the Purchased Assets, or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other Encumbrance upon any of the Purchased Assets of HRMS, CC and MAS, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HRMS, CC, MAS or Shareholder is a party, or by which HRMS, CC, MAS or Shareholder or any of HRMS's, CC's or MAS's Assets may be bound or affected, which in any such case would have a Material Adverse Effect on Seller's performance of its obligations under this Agreement, the Business or the Purchased Assets.

     2.6 Financial Statements. Each of HRMS, CC and MAS has delivered true and correct copies of (a) its audited financial statements for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, and (b) its unaudited financial statements for the eleven month period ended November 30, 2006 (the "MOST RECENT FINANCIAL STATEMENT"). All of such financial statements are referred to herein as the "FINANCIAL STATEMENTS." The Financial Statements
(i) are complete and correct in all material respects, (ii) were prepared in accordance with HRMS's, CC's or MAS's books and records, (iii) fairly present in all material respects the financial condition and operating results of HRMS, CC or MAS, as applicable, as of the dates and for the periods indicated therein, and (iv) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of HRMS, CC or MAS, as applicable, and throughout the periods involved. Since November 30, 2006, there has not been any change in the Business, operations or financial condition of any of HRMS, CC or MAS that constitutes a Material Adverse Effect thereon. Except as disclosed in the Financial Statements, none of HRMS, CC and MAS is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The books of account and other financial records of each of HRMS, CC and MAS are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies.

     2.7 Accounts Receivable. The accounts and notes receivable of each of HRMS, CC and MAS ("ACCOUNTS RECEIVABLES") reflected on the November 30, 2006 balance sheet of each, and all accounts and notes receivable arising subsequent to November 30, 2006, (a) arose from bona fide sales transactions in the Ordinary Course of Business, consistent with past practice, and have been paid or are payable on ordinary trade terms, (b) are, to the knowledge of the Seller and Shareholder, legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

     2.8 No Undisclosed Liabilities. Except as reflected or reserved against in the Financial Statements or as disclosed in Section 2.8 of the Seller Disclosure Schedule, none of HRMS, CC and MAS has, and as of the Closing none of them will have, any Liabilities relating to the Business or Purchased Assets other than Liabilities incurred in the Ordinary Course of Business consistent with past practice and in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material to the business or condition of the Business or Purchased Assets, and are not for tort or for breach of contract. None of HRMS, CC or MAS has participated in, directly or indirectly through the preparation and/or submission of claims to, the Medicare program, the Medicaid program or any other federal or state healthcare program, nor do any of them have any Liability for overpayments or the submission of false or fraudulent claims.

     2.9 Absence of Certain Changes. Since November 30, 2006, HRMS, CC and MAS have operated the Business in the Ordinary Course of Business, and, except as set forth in Section 2.9 of the Seller Disclosure Schedule, there has not been with respect to any of them:

          (a) Any Material Adverse Effect has occurred, and no material Purchased Asset has been destroyed, damaged or otherwise lost;

          (b) The entering into of any contract, material commitment or transaction or the incurrence of any Liabilities outside the Ordinary Course of Business consistent with past practice;

          (c) Any indebtedness for borrowed money incurred by any of them exceeding $10,000, individually, or $25,000 in the aggregate;

          (d) Any loan made or agreed to be made by any of them, nor has any of them become liable or agreed to become liable as a guarantor with respect to any loan;

          (e) Any change in the accounting methods, practices or policies followed by any of them, whether for general financial or Tax purposes, from those in effect from January 1, 2003 to November 30, 2006;

          (f) Other than in the Ordinary Course of Business, any sale, assignment, transfer or licensing of any patents, trademarks, copyrights, trade secrets or other proprietary or intangible assets of any of them;

          (g) Any purchase or other acquisition of, or any sale, lease, disposition of, mortgage, pledge or subjection to any lien or Encumbrance on (except for Permitted Encumbrances), any material property or asset, tangible or intangible, of any of them or any agreement to do any of the foregoing, other than acquisitions of equipment and supplies, or licenses of products, in the Ordinary Course of Business consistent with past practice;

          (h) Any capital expenditures or commitments for additions to property or equipment of any of them constituting capital assets in an amount exceeding $10,000 individually or $25,000 in the aggregate;

          (i) Any payment, discharge or satisfaction, of any Liability (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than Liabilities incurred in the Ordinary Course of Business;

          (j) Any failure to pay or otherwise satisfy any Liabilities presently due and payable of any of them, except such Liabilities which are being contested in good faith by appropriate means or proceedings or which are immaterial in amount and which have been disclosed in writing to Buyer;

          (k) Any actual or threatened amendment, termination or loss of (i) any Assumed Contract; (ii) any Permit required for the continued operation by Seller of any portion of any of the Business; or (iii) any customer or other material revenue source;

          (l) The commencement of any legal or administrative action or proceeding by any of them or the commencement of any legal or administrative action or proceeding against any of them of which any of them has notice; or

          (m) Any agreement or commitment by any of them to do any of the things described in this Section 2.9.

     2.10 Obligations to Related Parties. Except as set forth in Section 2.10 of the Seller Disclosure Schedule, there are no obligations of any of HRMS, CC or MAS to officers, directors, Shareholder or employees of any of them other than
(a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of Seller and (c) for other standard employee benefits made generally available to all employees. No director, officer or Shareholder or any member of their immediate families, are indebted to any of HRMS, CC of MAS or, to the Knowledge of Seller and Shareholder, have any direct or indirect ownership interest in any firm or corporation with which any of HRMS, CC or MAS is affiliated or with which any of HRMS, CC or MAS has a business relationship, or any firm or corporation which competes with any of HRMS, CC or MAS, except that directors or officers of HRMS, CC and MAS may own stock in publicly traded companies which may compete with HRMS, CC and MAS. No such director or officer of any of HRMS, CC or MAS or Shareholder, or any member of their immediate families is, directly or indirectly, interested in any material contract or transaction with, or has any claim for indemnification under applicable law or any agreement against, any of HRMS, CC or MAS (other than such employment agreements), or has any interest in any property, real or personal or mixed, tangible or intangible, of any of HRMS, CC or MAS.

     2.11 Title to Purchased Assets; Absence of Encumbrance.

          (a) Seller has good and transferable title to, or a valid leasehold interest in, all of the Purchased Assets (other than interests in Real Property, which is discussed separately in Section 2.23 below) free and clear of any Encumbrances except for Permitted Encumbrances. Seller has full right and power to sell, convey, assign, transfer and deliver to Buyer title to all of the Purchased Assets, free and clear of any and all Encumbrances except for Permitted Encumbrances. The Purchased Assets are not subject to any preemptive right, right of first refusal or other right or restriction, are in good operating condition, and are suitable and adequate for use in the Ordinary Course of Business and for the purposes for which they are being used.

          (b) The sale, transfer and assignment of the Purchased Assets as contemplated by this Agreement will give Buyer possession of, and the right to use, all of the assets required for the Ordinary Course of Business as presently conducted. Except for the Purchased Assets, there are no other assets that are required by Seller, or that will be required by Buyer after the Closing, in order to conduct the Business in a manner consistent in all material respects with the manner in which Seller conducts the Business on and as of the date of this Agreement.

     2.12 Intellectual Property. HRMS, CC, MAS and Shareholder make the following representations with respect to the Intellectual Property Rights (other than generally available "shrink-wrap" and similar commercial end-user licenses):

          (a) Seller owns or has the right to use free and clear of all liens, charges, claims and restrictions other than the payment of software licensing and maintenance fees, all Intellectual Property Rights, and to the Knowledge of Seller and Shareholder, is not infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing.

          (b) All applications for registration of such Intellectual Property Rights have been filed and were true and accurate in all material respects at the time of filing and all fees to maintain such Intellectual Property Rights including, without limitation, registration, maintenance and prosecution fees, and all professional fees incurred in connection therewith, that are due and payable have been paid. The Intellectual Property Rights constitute all the intellectual property used in and/or necessary to the Ordinary Course of Business as it is currently conducted.

          (c) Seller has taken all actions that are customary and reasonable in the industry to protect the confidentiality of all trade secrets and confidential information (including, without limitation, know-how, specifications, financial and business and marketing plans) constituting the Intellectual Property Rights, and has not disclosed any trade secrets or other intellectual property whose value is contingent upon confidentiality without securing an appropriate confidentiality agreement.

          (d) Except as set forth in Section 2.12(d) of the Seller Disclosure Schedule, there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property Rights held by any third party. To the Knowledge of Seller and Shareholder, no person or entity has interfered with, infringed upon, misappropriated or violated any rights in or to the Intellectual Property Rights owned by Seller. Neither Seller nor Shareholder has received any communications alleging that Seller has violated or, by conducting its business as proposed, would violate any patent, trademark, service mark, trade name, copyright, trade secret or other proprietary right of any other person or entity, nor is Seller or Shareholder aware of any factual basis upon which such a claim can reasonably be asserted.

          (e) There are no contracts or licenses between Seller and any other person with respect to the Intellectual Property Rights under which there is any dispute known to Seller or Shareholder regarding the scope of such contract or license, or performance under such contract or license, including with respect to any payments to be made or received by Seller thereunder. There are no royalties or other payment obligations associated with Seller's use of the Intellectual Property Rights that have not been disclosed to Buyer and Seller is current in all payments therefor.

          (f) To the Knowledge of Seller and Shareholder, no Seller employee working on matters related to the Business or the Purchased Assets is obligated under any fiduciary duty or any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of Seller or that would conflict with the Business as presently conducted or conducted in a manner consistent with the conduct of such business and operations prior to the Closing. Neither the execution nor delivery of this Agreement, nor the carrying on of the Business by the employees of Seller, nor the Ordinary Course of Business by Seller in a manner consistent with the conduct of such business and operations prior to the Closing, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or a violation of, any fiduciary duty or any contract, covenant or instrument under which Seller or, to the Knowledge of Seller and Shareholder, any of such employees is now obligated.

          (g) Section 2.12(g) of the Seller Disclosure Schedule lists all contracts, licenses and agreements between Seller and any other person wherein or whereby Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Seller or such other person of the intellectual property of any person other than Seller other than in the Ordinary Course of Business.

          (h) To the Knowledge of Seller and Shareholder, no Intellectual Property Rights or product, technology or service of Seller is subject to any order, action or proceeding, or pending order, action or proceeding, or threatened order, action or proceeding, that does or would restrict, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Intellectual Property Rights by Seller or that could reasonably be expected to affect the validity, use or enforceability of such Intellectual Property Rights.

          (i) There are no actions that must be taken by Seller within one hundred eighty (180) days following the date of this Agreement that, if not taken, will result in the loss of any Intellectual Property Rights, including the payment of any registration, maintenance or renewal fees, annuity fees and taxes or the filing of any responses, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any such Seller Intellectual Property Rights.

          (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will result in Seller granting any rights or licenses with respect to the Intellectual Property Rights to any Person other than to Buyer, or its successors, assignees or Affiliates. The consummation of the transactions provided for hereunder will not result in the loss or impairment of any Intellectual Property Rights and each item of Intellectual Property Rights owned or used by Seller prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

          (k) Except as set forth in Section 2.12(k) of the Seller Disclosure Schedule, no Person who has licensed Intellectual Property Rights to the Seller has ownership rights or license rights to improvements made by the Seller in such Intellectual Property Rights.

          (l) Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use, or joint ownership of any Intellectual Property Rights to any other Person.

     2.13 Litigation. Schedule 2.13 sets forth a description of all litigation, arbitrations and other judicial or regulatory proceedings in which any of HRMS, CC or MAS was or is a party or otherwise by which any of HRMS, CC or MAS, the Business or the Purchased Assets was or is bound since January 1, 2002, including the parties thereto, the date filed or commenced, and a short summary of the claims and resolution of current status of the matter. No litigation, arbitration or other judicial or regulatory proceeding is pending, or to the Knowledge of Seller and Shareholder, threatened (i) by or against or related to or affecting Seller, the Business or the Purchased Assets before any court or other Governmental Authority, (ii) that challenges or seeks to prevent, join, alter or delay the transactions contemplated hereby, or (iii) that challenges or questions the legal right of Seller to conduct the Business as presently or previously conducted and, to the Knowledge of Seller and Shareholder, no facts exist which may form the basis for any such litigation, arbitration or proceeding. To the Knowledge of Seller and Shareholder, none of HRMS, CC or MAS is the subject of any investigation for violation of any laws, regulations or administrative orders applicable to the Business by any Governmental Authority or any other person, and to the Knowledge of Seller and Shareholder, no facts exist which may form the basis for any such investigation. There is no judgment, writ, decree, injunction, order, indictment, information, or subpoena or civil investigative demand, plea agreement, stipulation, decree or award of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding which could reasonably be expected to have a Material Adverse Effect upon Seller, the Business or the Purchased Assets.

     2.14 Employees and Subcontractors.

          (a) Section 2.14 of the Seller Disclosure Schedule contains a list of each written employment agreement to which any of HRMS, CC or MAS is a party and sets forth a true and complete list of the names, commencement dates, titles or positions, and current salaries of all employees and consultants of any of HRMS, CC or MAS who are currently working, or who have worked in the past two years, on matters related to the Business or the Purchased Assets. Except as set forth in Section 2.14 of the Seller Disclosure Schedule, all of the employees of HRMS, CC and MAS are terminable at will. To the Knowledge of Seller and Shareholder, no employee has any plan to terminate employment with the Business.

          (b) Except as set forth in Section 2.14 of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of any of HRMS, CC or MAS to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus) except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider.

          (c) To the Knowledge of Seller and Shareholder, no employee of HRMS, CC or MAS, nor any consultant with whom any of them has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, any of them because of the nature of the Business conducted by Seller, and the continued employment by Buyer of Seller's present employees, and the performance of Seller's contracts with its independent contractors, will not result in any such violation. None of HRMS, CC and MAS has received any notice alleging that any such violation has occurred.

          (d) No employees of any of HRMS, CC or MAS are represented by any labor organization and none of HRMS, CC and MAS is a party to or bound by any collective bargaining agreement or other agreement with any labor organization. To the Knowledge of Seller and Shareholder, no organizational effort has been made or threatened, either currently or within the past two (2) years, by or on behalf of any labor union with respect to employees of any of HRMS, CC or MAS. Since January 1, 2003, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of Seller and Shareholder, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or Governmental Authority with respect to any employees of any of HRMS, CC or MAS.

          (e) There are no strikes, work stoppages, slowdowns, job actions, disputes, lockouts, arbitrations, or grievances or other material labor disputes pending or, to the Knowledge of Seller and Shareholder, threatened, against or involving any of HRMS, CC or MAS. There are no unfair labor practice charges, grievances, or complaints pending or, to the Knowledge of Seller and Shareholder, threatened by or on behalf of any employee or group of employees of any of HRMS, CC or MAS.

          (f) Seller has not received written notice of any complaints, charges, or claims against Seller and, to the Knowledge of Seller and Shareholder, there are no complaints, charges, or claims threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Seller.

          (g) Section 2.14 of the Seller Disclosure Schedule sets forth (i) a list of all subcontractors currently performing services or under contract to perform future services for Seller, and (ii) the start date, type of services to be provided, estimated completion date and hourly or per diem pay rate of such subcontractors.

          (h) Section 2.14 of the Seller Disclosure Schedule lists the name and position or nature of services provided by each employee and independent contractor whose service to or engagement with Seller has terminated in the past twenty-four (24) months and the date of termination.

          (i) Except as set forth in Section 2.14 of the Seller Disclosure Schedule, Seller has complied with all applicable Laws which relate to hiring, employment, termination, prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Neither Seller nor Shareholder is aware of any threatened or actual legal action or other claim against Seller by any employee or former employee of Seller arising from or related to the employment relationship. Seller is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101, et seq.) (the "WARN ACT") and has no liabilities pursuant to the WARN Act. Each of Seller and Shareholder believes that Seller's relations with its employees are satisfactory.

          (j) To the Knowledge of Seller and Shareholder, Seller's records accurately reflect in all material respects the employment or service histories of its current and former employees.

     2.15 Benefit Plans.

          (a) Except as set forth in Section 2.15 of the Seller Disclosure Schedule, neither Seller nor any other trade or business (whether or not incorporated) treated as a single employer with Seller pursuant to Section 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE") currently provides, contributes to or maintains, or has ever provided, contributed to or maintained, any employee benefit program, arrangement, contract or plan, pension plan or welfare plan (including, without limitation, any consulting agreement providing for annual compensation in excess of $10,000, any severance, deferred compensation, bonus, stock option, stock purchase, phantom stock, and stock appreciation plan or agreement, and any "employee benefit plan," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) (each a "SELLER BENEFIT PLAN"), and no employee benefit program, arrangement, contract or plan exists with respect to which Seller or any ERISA Affiliate could incur liability under Section 4069, 4212(c) or 4204 of ERISA or Section 412 of the Code.

          (b) Each Seller Benefit Plan complies in all material respects with the provisions of, and has been administered in material compliance with, applicable provisions of the Code and ERISA and all other applicable Laws.

          (c) There is no pending or, to the Knowledge of Seller and Shareholder, threatened claim, legal action, proceeding, audit or investigation against or involving any Seller Benefit Plan, other than routine claims for benefits.

          (d) No Seller Benefit Plan is or was subject to Title IV of ERISA or
Section 412 of the Code or is or was a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Seller has not received notice with respect to any Seller Benefit Plan that is a multiemployer plan of (i) any failure by such plan to satisfy the minimum funding requirements of Section 412 of the Code, (ii) any application for or receipt of a waiver of such minimum funding requirements with respect to such plan, or (iii) such plan's insolvency, entry into reorganization within the meaning of Section 4241 of ERISA, intention to terminate or proposed or threatened termination. Seller has not terminated or withdrawn from or sought a funding waiver with respect to a Seller Benefit Plan that is subject to Title IV of ERISA.

          (e) No Seller Benefit Plan provides or at any time has provided benefits to current or former consultants, independent contractors, contingent workers or leased employees of Seller, or any members of the boards of directors (or other similar governing body) of Seller (in their capacity as such).

          (f) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Seller Benefit Plan, and all premiums which are due have been paid with respect to any insured benefits.

          (g) There have been no prohibited transactions, as defined in Section 406 of ERISA, involving any of the Seller Benefit Plans.

          (h) The Company shall comply with the provisions of Section 4980B of the Code and Sections 601 through and including Section 608 of ERISA with respect to all of the Company's past and present employees and beneficiaries eligible to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

     2.16 Contracts and Permits.

          (a) Section 2.16(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the following documents and items which comprise part of the Purchased Assets:

               (i) Each written agreement, contract or commitment between Seller and any party pursuant to which Seller provides products or services;

               (ii) Each written agreement, contract or commitment between Seller and any party pursuant to which Seller is obligated or can reasonably be expected to be obligated to pay or commit to make capital expenditures of more than $10,000 for or over any 12-month period or is not otherwise terminable by Seller within thirty (30) days and without penalty;

               (iii) Each written agreement, contract or commitment for the license of any Intellectual Property Rights;

               (iv) Each distributor, sales, advertising, agency or manufacturer's representative contract;

               (v) Each arrangement (or group of related arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a security interest on any of the Purchased Assets, tangible or intangible;

               (vi) Each contract pursuant to which Seller is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, which Seller is obligated or can reasonably be expected to pay more than $10,000 for or over any 12-month period;

               (vii) Each contract pursuant to which any real property is leased, subleased, licensed and/or occupied by Seller;

               (viii) Each agreement, contract or commitment containing any covenant limiting the freedom of Seller or, after reasonable inquiry of such persons, any Seller employee or consultant to engage in any line of business or compete, directly or indirectly, with any person;

               (ix) Each marketing or business development agreement;

               (x) Each agreement, contract or commitment of indemnification or guaranty, other than those entered into in the Ordinary Course of Business, which is not terminable by Seller within thirty (30) days and without penalty;

               (xi) Each agreement, contract or commitment relating to the disposition or acquisition of assets not in the Ordinary Course of Business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

               (xii) Each agreement, contract or commitment with any employee or consultant related to (A) non-disclosure, confidentiality, assignment of inventions or Intellectual Property Rights and non-competition or (B) severance payments that become payable in connection with or following the Asset Purchase;

               (xiii) Each agreement, contract or commitment relating to the Business not otherwise set forth in Section 2.16(a) of the Seller Disclosure Schedule that (A) calls for performance over a period of more than six (6) months, (B) involves more than the sum of $10,000, (C) in which Seller has granted rights to license, sublicense or copy, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory, or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party, or (D) is not terminable by Seller within thirty (30) days and without penalty; and

               (xiv) Each agreement contract or commitment relating to the Business under which the consequences of a default or termination could have a Material Adverse Effect on the Business or the Purchased Assets.

          (b) Except as otherwise indicated in Section 2.15(b) of the Seller Disclosure Schedule, the contracts and agreements which are required to be identified in Section 2.16(a) of the Seller Disclosure Schedule are hereinafter referred to as the "ASSUMED CONTRACTS." True and complete copies of each written Assumed Contract have been made available to Buyer by Seller. With regards to the Assumed Contracts:

               (i) Each of the Assumed Contracts is a valid, binding and enforceable agreement of Seller and, to the Knowledge of Seller and Shareholder, of the other parties thereto in accordance with the terms of the Assumed Contract;

               (ii) Seller has not been notified in writing by any party that any such party intends to cancel, terminate or modify in a manner adverse to Seller any of the Assumed Contracts or the basis upon which Seller is paid thereunder and, to the Knowledge of Seller and Shareholder, there is no valid grounds for any such cancellation, termination or modification other than the potential for at-will termination of any Assumed Contract which is terminable at-will or expiration or non-renewal of any Assumed Contract in accordance with its terms; and

               (iii) There has not occurred any material default (or event which upon the provision of notice or lapse of time or both would become such a default) under any of the Assumed Contracts on the part of Seller, and no breach will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. To the Knowledge of the Seller and Shareholder, none of the other parties to any Assumed Contract is in material default thereof.

          (c) There are no existing oral agreements, contracts or commitments between Seller and any other party which are not cancelable within thirty (30) days and without penalty or involve more than $5,000 of payments due from Seller over the term of such oral agreement, contract or commitment.

     2.17 Compliance with Laws. Except with respect to Taxes which are addressed exclusively in Section 2.22 of this Agreement, Seller operates and has operated its Business in compliance in all material respects with all applicable Laws. Neither Seller nor Shareholder has received any written notice from any Governmental Authority claiming any material violation by Seller of any Law, and Seller is not subject to any consent, injunction, order, judgment or decree which resulted from a violation of applicable laws nor has Seller or Shareholder received any notice of any claimed noncompliance with any of the foregoing.

     2.18 Environmental Matters.

          (a) There is no existing or past practice, action or activity of Seller and, to the Knowledge of Seller and Shareholder, no existing condition of the Facilities, Purchased Assets and the Business, which could reasonably be expected to give rise to any Environmental Claim. Seller has not received any written notice from any Governmental Authority or any Person providing notice of any Environmental Claim related to the Facilities, Purchased Assets or the Business.

          (b) Seller is in compliance in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, Seller has obtained and is in compliance, in all material respects, with all Permits that may be required pursuant to Environmental Laws for the occupation of the Facilities and the operation of the Business as currently conducted.

          (c) Except as set forth on Section 2.18 of the Seller Disclosure Schedule, to the Knowledge of Seller and Shareholder, none of the following exists at Facility leased or operated by Seller: (i) underground storage tanks;
(ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

          (d) Seller has not assumed, undertaken, or otherwise become subject to any material liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental Laws.

     2.19 Customers and Suppliers. Section 2.19 of the Seller Disclosure Schedule sets forth (a) a true and complete list of the top twenty (20) customers of Seller based on collections for the twelve months ended November 30, 2006, and (b) each supplier that is the sole supplier of any significant product to Seller. No customer or supplier of Seller has indicated within the past year that it shall stop or decrease the rate of buying services and products or supplying services and products, as applicable to Seller. No unfilled customer order or commitment obligating Seller to process, manufacture or deliver products or perform services shall result in a loss to Seller upon completion of performance. No purchase order or commitment of Seller is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

     2.20 Consents and Approvals. Except as set forth in Section 2.20 of the Seller Disclosure Schedule, no consents or approvals, orders or authorizations of or filings or registrations with any court, administrative agency or commission or other Governmental Authority, or with or of any Person, are necessary with respect to Seller in connection with (a) the execution and delivery of this Agreement and (b) the consummation of the Asset Purchase and the other transactions contemplated hereby other than those the absence of which would not, individually or in the aggregate, have or reasonably could be expected to have, a Material Adverse Effect on the Business.

     2.21 Permits. Section 2.21 of the Seller Disclosure Schedule lists all material Permits that are necessary to entitle Seller to own or lease, operate and use its Assets and to carry on and conduct its Business as currently conducted. Seller has provided Buyer with true, correct and complete copies of each Permit. Except as set forth on Section 2.21 of the Seller Disclosure Schedule, (a) there are no pending or, to the Knowledge of Seller or Shareholder, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue (other than expiration according to each respective Permit's terms), any of the Permits, and (b) there are no material defaults by Seller which but for notice of lapse of time or both would constitute a default under the Permits, and each such Permit is in full force and effect. Seller has complied with and is in compliance with the terms and conditions of each such Permit and has not received any notices that it is in violation of any of the terms or conditions of such Permits.

     2.22 Taxes.

          (a) There are no material tax liens, assessments or tax liabilities (collectively, "TAXES") attaching to, or arising from the Purchased Assets which have not been paid as of the date of this Agreement (other than inchoate tax liens) and, to the Knowledge of Seller and Shareholder, there will be no Taxes attaching to, or arising from the Purchased Assets which arise as a result of the conduct of Seller after the date of this Agreement and which have not been paid as of the date hereof.

          (b) Seller has (i) timely filed all Tax Returns required to be filed by it in accordance with all applicable Laws (taking into account all valid extensions) and (ii) paid all Taxes show to have become due pursuant to such Tax Returns, and all such Tax Returns were true and complete in all material respects as of the date such Tax Returns were filed or subsequently amended. All Tax accounting periods and methods used by Seller are in accordance with applicable Laws.

          (c) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller. No federal, state, local or foreign audit, examination or other administrative proceeding exists or has been initiated with regard to Taxes or Tax Returns of or that includes Seller. There is no material dispute or claim concerning any Tax liability of Seller either (1) claimed or raised by any Taxing Authority in writing or (2) to the Knowledge of Seller or Shareholder.

          (d) Seller has disclosed on its federal income Tax Returns or has otherwise communicated to the IRS all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Code.

     2.23 Properties. Seller does not own any real property. Schedule 2.23 sets forth a complete and correct list of all real property used by Seller in the conduct of the Business (the "FACILITIES") and leased by Seller. Seller has valid leasehold interests in all real properties listed in Schedule 2.23, in each case free and clear of all Encumbrances other than (i) those listed in
Schedule 2.23 and (ii) those which do not, individually or in the aggregate, (x) materially interfere with the operation of the Business as presently conducted or (y) otherwise have, or could reasonably be expected to have, a Material Adverse Effect. Each of the lease agreements referred to in Schedule 2.23 (the "LEASE AGREEMENTS") is valid, binding and enforceable against Seller in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity an by bankruptcy, insolvency or other laws affecting creditors' rights and remedies generally. Seller is not in material breach of any of the Lease Agreements and, to the Knowledge of Seller and Shareholder, none of the other parties to any Lease Agreement is in material breach thereof. All of the buildings, structures and other improvements at the Facilities are adequate and suitable in all material respects for the purposes for which they are currently being used by Seller. Seller has not received written notice that the lease of the Facilities by Seller and the use thereof, as presently used by Seller, violates any Laws. Seller has not received written notice of violation of or noncompliance with any covenant, condition, restriction, order or easement affecting the Facilities. Seller has not received written notice of condemnation or threatened condemnation affecting the Facilities. Seller has made available to Buyer complete and correct copies of the Lease Agreements.

     2.24 Insurance. Section 2.24 of the Seller Disclosure Schedule lists all policies of insurance, coverage amounts and deductibles with respect to the Purchased Assets or Business. All such insurance policies are in full force and effect and Seller has not agreed to reduce or cancel any of such insurance policies prior to the Closing or received notice of any actual or threatened modification or cancellation of any such policies. All such policies are held by Seller and, except as expressly provided in any such insurance policy with respect to (i) claims made prior to the Closing, in the case of "claims made" policies, or (ii) occurrences prior to the Closing, in the case of "occurrence-based" policies, will not be available to Purchaser, the Company or any Subsidiary after the Closing, and Purchaser shall be responsible for arranging for such insurance for the Company and the Subsidiaries after the Closing as Purchaser shall deem appropriate. If Seller's insurance is provided on a claims-made basis, Seller shall obtain optional extension period (i.e., "tail") coverage to ensure that insurance coverage in the amount set forth in
Section 2.24 of the Seller Disclosure Schedule is maintained for a minimum of four years following the Closing Date for claims that arise from operations of the Business prior to the Closing Date. Section 2.24 of the Seller Disclosure Schedule sets forth a summary of all claims that have been tendered under any of such insurance policies during the five year period preceding the Closing Date.

     2.25 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person, engaged by or acting on behalf of Seller or Shareholder in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein, is or will be entitled to any broker's or finder's or similar fees or other commissions from Seller as a result of this Agreement or the transactions contemplated herein.

     2.26 Prepayments, Prebilled Invoices and Deposits.

          (a) Section 2.26(a) of the Seller Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by Seller as of the date hereof from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Financial Statement in accordance with GAAP applied on a consistent basis with the past practice of the Seller.

          (b) Section 2.26(b) of the Seller Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company as of the date hereof to vendors or suppliers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid,

(B) the date made or paid, (C) the products and/or services to be delivered, and
(D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Financial Statement in accordance with GAAP applied on a consistent basis with the past practices of the Seller.

     2.27 Warranties. No product or service manufactured, sold, leased, licensed or delivered by Seller is subject to any guaranty, warranty, financial penalty, right of return, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale or lease of Seller which are set forth in Section 2.27 of the Seller Disclosure Schedule, and (b) manufacturers' warranties for which the Company has no Liability. Section 2.27 of the Seller Disclosure Schedule sets for the aggregate expenses and financial penalties incurred by Seller, and the entities to which any such financial penalties were paid, in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; Seller knows of no reason why such expenses should significantly increase as a percentage of sales in the future.

     2.28 Product Liability. Seller has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership or operation of the Business or Purchased Assets.

     2.29 Disclosure; No Misstatement. No statement (including the representations, warranties and covenants) by Seller and Shareholder contained in this Agreement, the Seller Disclosure Schedule, the other agreements, documents and applications to be entered into or filed in connection herewith, the exhibits and schedules attached hereto and any document, written statement or certificate furnished to Buyer and its representatives by Seller and Shareholder pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Seller or Shareholder which may be reasonably expected to have a Material Adverse Effect on the Business or the Purchased Assets which has not been set forth in this Agreement or the Seller Disclosure Schedule.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller and Shareholder as set forth below.

     3.1 Organization and Standing. Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own and operate its Assets and to execute, deliver and to carry out the provisions of this Agreement and the other agreements contemplated hereby.

     3.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and all other agreements and documents to be entered into in connection herewith have been or will be duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and Shareholder) constitute or will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and other laws affecting creditors' rights and remedies generally.

     3.3 Consents and Approvals. Other than filings that may be required under state insurance laws, no consents or approvals, orders or authorizations of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are necessary with respect to Buyer in connection with (a) the execution and delivery of this Agreement and (b) the consummation of the Asset Purchase and the other transactions contemplated hereby.

     3.4 No Conflicts. Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (a) violate any provision of Buyer's Articles of Incorporation, as amended to the date hereof, or bylaws, or (b) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its respective Assets.

     3.5 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of Buyer or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or the transactions contemplated herein.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

     The parties hereto further agree that:

     4.1 Expenses. Whether or not the Asset Purchase is consummated, all fees and expenses incurred in connection with the Asset Purchase including, but not limited to, all legal, accounting, financial advisory, consulting, brokers or finders fees and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, provided, however, that any such fees and expenses to be paid by Seller on or prior to the Closing Date shall be included in determining Final Working Capital pursuant to Section 1.4.

     4.2 Public Disclosure. Unless otherwise required by law (including federal and state securities laws) or, by the rules and regulations of the National Association of Securities Dealers, Inc. or the Nasdaq Marketplace Rules, in which case Seller shall have a prior opportunity to review and comment on the proposed disclosure, no disclosure (whether or not in response to any inquiry) of the existence of this Agreement (and any related agreements and closing documents) or the existence of any subject matter of, or the terms and conditions of, this Agreement (and any related agreements and closing documents) shall be made by any party hereto or any shareholder, director, officer, Affiliate, employee or authorized representative of any party hereto unless approved by Buyer and Seller prior to disclosure or release; provided, however, that (a) such disclosure may be made by the parties to their respective legal, financial, accounting or tax advisors or employees with a need to know of such information for purposes of consummating this Agreement, and (b) after the Closing, the parties may make appropriate disclosures to their respective employees.

     4.3 Confidential Information. Each party acknowledges that the Confidentiality Agreement dated April 10, 2006 between Seller and Buyer shall remain in full force and effect and govern each party's use of confidential information of the other party.

     4.4 Access to Books and Records. So long as Seller remains responsible for Refunds Payable in connection with the operation of the Business prior to the Closing Date, Buyer shall provide Seller, the Shareholder and their respective representatives access to such information, data and records as they may reasonably request in order for Seller to administer and pay such liability and Buyer shall provide such cooperation as Seller or Shareholder may reasonably request in connection with administering such liability. In addition, Buyer shall provide Seller and Shareholder access to such documents, data and records as they may reasonably request in connection with any tax or other regulatory audit, enforcement action or other such proceeding. Buyer shall maintain the books, records and data of the Business related to periods prior to the Closing for not less than three years after the Closing Date or, if Buyer wishes to dispose of such books, records and data prior to the termination of such three year period, it shall notify Seller and Shareholder and offer them the opportunity to take possession of or copy such materials as they may elect.

     4.5 Employment of Employees.

          (a) Each employee of Seller listed in Section 2.14 of the Seller Disclosure Schedule other than **** and **** (the "TRANSFERRED EMPLOYEES") will receive an employment offer letter of Buyer or its Affiliates providing for the "at-will" employment of such employees by Buyer or its Affiliates under terms consistent with Buyer or its Affiliate's current employment practices for similarly situated employees. Seller and Shareholder shall use their commercially reasonable efforts to persuade each of the Transferred Employees to accept offers of employment from Buyer on the Closing Date. Seller shall notify all Transferred Employees that upon Closing their employment with Seller will be terminated and their employment with Buyer will commence, provided that such employees have accepted Buyer's offer of employment. Each Transferred Employee shall be entitled to participate in Buyer's employee benefit and welfare plans in accordance with the terms thereof, provided that to the extent the benefits under any such plan is dependent on time of service, the Transferred Employees shall be credited under such plan for such employee's time of service with Seller (subject, however, to limitations under any Buyer health, dental or life insurance benefits related to pre-existing conditions). Seller shall pay to each Transferred Employee prior to or upon Closing, all wages, salaries, accrued vacation and other benefits earned by him or her prior to the Closing Date. Buyer shall not be responsible

----------
* Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

for any claims against Seller for Seller's failure to comply with its employment agreements or its obligations with respect to severance pay.

     4.6 Ad Valorem and Similar Taxes. Ad valorem, property and similar taxes and assessments (other than taxes on income, gain or receipts, or transfer taxes in respect of the Purchased Assets) based upon or measured by the value of the Purchased Assets shall be divided or prorated between Seller and Buyer as of the Closing Date based on the amount of such taxes paid for the previous year, unless a new tax statement is received prior to the Closing Date, in which event the tax apportionment made as of the Closing Date shall be adjusted in accordance with such new tax statement or as otherwise mutually agreed. In this regard, Seller shall assume responsibility for such taxes attributable to the period of time prior to the Closing Date and Buyer shall assume responsibility for the periods of time thereafter. Not later than thirty (30) days after the Closing Date, Seller and Buyer shall determine and shall pay all amounts required to be paid pursuant to such allocation.

                                    ARTICLE V
                        ACTIONS OF SELLER AND SHAREHOLDER
                        BEFORE AND AFTER THE CLOSING DATE

     Each of Seller and Shareholder covenants and agrees as follows:

     5.1 Access and Investigation. Between the date of this Agreement and the Closing, Seller will (a) afford Buyer and its officers, directors, attorneys, accountants, agents, employees or other representatives reasonable access, during normal business hours, with prior notice to Seller, to its personnel, properties, Assumed Contracts, books and records and other documents and data,
(b) furnish Buyer with copies of all such Assumed Contracts, books and records and other existing documents and data as it may reasonably request, and (c) furnish Buyer with such additional financial, operating and other data and information as it may reasonably request. The foregoing notwithstanding, Buyer shall: (i) conduct any such investigation in such a manner as not to interfere unreasonably with the operation of Seller; (ii) contact any agent, sales representative, customer or supplier of Seller only upon the prior consent of Seller; and (iii) agree to maintain the confidentiality of the information received during such investigation and to refrain from using such information for any purpose except in furtherance of the acquisition, provided, however, that nothing herein shall prevent the disclosure or use of any information that is at the date hereof or which hereafter becomes public, which was in the possession of Buyer prior to the date of disclosure hereunder, or the disclosure of any information which such person is required by law, regulation or court order to disclose.

     5.2 Conduct of Business.

          (a) From the date hereof to the Closing, unless the Buyer otherwise consents in writing, Seller will

               (i) conduct its operations and Business only in a manner consistent with past practices of Seller and taken in the Ordinary Course of Business,

               (ii) maintain and keep its properties and equipment in good repair, working order and condition, except for ordinary wear and tear,

               (iii) keep in full force and effect all insurance now maintained or substantially equivalent policies,

               (iv) perform in all material respects all of its obligations under all Assumed Contracts and other commitments applicable to the Business,

               (v) use commercially reasonable efforts to maintain and preserve all Intellectual Property Rights,

               (vi) use commercially reasonable efforts to maintain and preserve its business organization intact, retain the Transferred Employees, and maintain its relationships with suppliers and customers so that they may be preserved after the Closing,

               (vii) maintain its books of account and records in the usual and regular manner,

               (viii) comply in all material respects with all laws and regulations applicable to it and to the conduct of the Business, and

               (ix) promptly advise Buyer in writing of any event or development that has, or could reasonably be expected to have, a Material Adverse Effect, including without limitation any damage, destruction or loss of any Purchased Assets or the Business (whether or not covered by insurance), and any breach, default, termination, or any notice thereof, under any Material Contract.

          (b) In addition, from and after the date hereof, Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld),

               (i) issue, sell or deliver, or agree to issue, sell or deliver any additional shares of its capital stock or any options, warrants, puts, calls or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock,

               (ii) mortgage, pledge or subject to any Encumbrance any of the Purchased Assets other than Permitted Encumbrances, or incur any Indebtedness other than in the Ordinary Course of Business,

               (iii) dispose, sell, lease or otherwise transfer any Purchased Assets, or enter into any agreement or other arrangements for any such disposition, other than in the Ordinary Course of Business,

               (iv) employ any new employees or engage any new subcontractors, or increase the wages, salaries, compensation, pension or other benefits payable to any employee or subcontractor or grant any severance or termination pay (except such as shall have occurred in the Ordinary Course of Business including normal period performance review and related compensation and benefit increases),

               (v) forgive or cancel any debts or claims or waive, amend, cancel or terminate any rights of material value;

               (vi) incur any material Liability, except in the Ordinary Course of Business,

               (vii) amend its Articles of Incorporation or bylaws,

               (viii) merge or consolidate with or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business or any business organization or division thereof,

               (ix) sell, transfer or cancel any license, patent, trademark, trade name or other intangible asset,

               (x) make any capital expenditures exceeding Ten Thousand Dollars ($10,000),

               (xi) enter into or extend any contract or other commitment for the sale of, or purchase of, services, other than those entered into in the Ordinary Course of Business, which can reasonably be expected to involve payments to or by Seller of more than Ten Thousand Dollars ($10,000) during any twelve (12) month period or which is not terminable by Seller within thirty (30) days without penalty, or

               (xii) purchase or lease any real property.

     5.3 Required Approvals. Each party will cooperate in obtaining all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement (the "APPROVALS").

     5.4 Required Consents. Seller will obtain duly executed copies of all consents in form and substance reasonably satisfactory to Buyer of third parties (other than Governmental Authorities) required by Seller and Shareholder to consummate the transactions contemplated by this Agreement, including (a) Seller's **** largest customers as measured by revenue collected during the twelve (12) months prior to the date of this Agreement, and at least **** of Seller's next **** largest customers, and (b) all others other than those the absence of which would not have a Material Adverse Effect on Buyer and its Affiliates, the Business or the Purchased Assets (the "CONSENTS").

     5.5 Notification. Between the date of this Agreement and the Closing, each party to this Agreement will promptly notify each other party hereto in writing if such party becomes aware of (a) any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, or that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, or that would require any change in the Seller Disclosure Schedule if such schedule

----------
* Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

were dated the date of the occurrence or discovery of any such fact or condition, or (b) the occurrence of any breach of any covenant or agreement by such party in Articles IV or V or of the occurrence of any event that may make the satisfaction of the conditions in Articles VI and VII impossible or unlikely; provided, however, that such disclosure shall not be deemed to cure any breach of a representation or warranty or covenant or agreement or to satisfy a condition unless, with the knowledge of such disclosure, the non-breaching party elects to close the Asset Purchase. To the extent that a party to this Agreement has knowledge of such matters, such party shall promptly notify each other party hereto of any default, the threat or commencement of any Proceeding or any development that occurs before the Closing that could in any way have a Material Adverse Effect.

     5.6 No Solicitation. Prior to Closing, unless this Agreement is earlier terminated pursuant to Article VIII, Seller and Shareholder (or any representative, agent, or broker or finder thereof) will not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to any unsolicited inquiries or proposals from, any party (other than Buyer) nor enter into any arrangement, agreement, understanding or contract relating to any transaction involving the sale of all or a substantial portion of the Business or Assets of Seller or any of its capital stock or any merger, consolidation, business combination or similar transaction involving Seller (each such transaction referred to herein as a "PROPOSED ACQUISITION"). Seller will immediately notify Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition and notify Buyer of the terms of any proposal which it may receive in respect of any such Proposed Acquisition, including, without limitation, the identity of the prospective purchaser or soliciting party.

     5.7 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing, each of the parties to this Agreement will use its commercially reasonable efforts to cause the conditions in Articles VI and VII to be satisfied.

     5.8 Further Action; Cooperation. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, Seller and Shareholder will cooperate fully and execute such further instruments, documents and agreements and give such further written assurances as may be reasonably requested by Buyer to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                                   ARTICLE VI
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the purchase and sale contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by Buyer:

     6.1 Accuracy of Representations. Each of the representations and warranties of Seller and Shareholder contained in this Agreement and in any Seller Disclosure Schedule attached hereto and in each other agreement, document, instrument or certificate contemplated hereby shall, in the case of those representations and warranties that are not qualified by materiality, be true, complete and correct in all material respects, and in the case of those representations and warranties that are qualified by materiality shall be true, complete and correct in all respects, as of each of (i) the date of this Agreement and (ii) the Closing Date, in each case as though newly made at such time.

     6.2 Seller's Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     6.3 Officer's Certificate. Each of HRMS, CC and MAS shall have delivered to Buyer a certificate of its President certifying as to the (i) accuracy of any representation or warranty of Seller and Shareholder, in accordance with Section 6.1, (ii) performance by Seller, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, and (iii) satisfaction of any condition referred to in this Article VI.

     6.4 Secretary's Certificate. Each of HRMS, CC and MAS shall have delivered to Buyer a certificate of its Secretary certifying as to:

          (a) Its Articles of Incorporation in effect as of the Closing Date;

          (b) Resolutions of its: (i) directors and (ii) shareholders authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

          (c) The incumbency of its officers executing this Agreement and all other agreements and documents contemplated hereby.

     6.5 No Proceeding. Since the date of this Agreement, there must not have been commenced or threatened against Seller or Shareholder any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, the Asset Purchase or (b) that may have the effect of preventing, delaying, materially and adversely altering or making illegal the Asset Purchase.

     6.6 Material Adverse Change. Since the date of this Agreement, there shall have been no event or condition or events or conditions, which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets, and Buyer shall be provided with a certificate from the President of Seller to that effect at the Closing.

     6.7 Transferred Employees.

          (a) The following Seller key employees shall have accepted employment with Buyer as Transferred Employees: **** and ****.

----------
* Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

          (b) In addition to Subsection (a) above, from each of the Seller's divisions below:

               (i) no more than **** percent (****%) of the employees in Seller's **** division shall have declined employment with Buyer;

               (ii) no more than **** percent (****%) of the employees from Seller's **** division shall have declined employment with Buyer;

               (iii) no more than **** percent (****%) of the employees from Seller's **** division shall have declined employment with Buyer;

               (iv) no more than **** percent (****%) of the employees from Seller's **** division shall have declined employment with Buyer;

               (v) no more than **** percent (****%) of the employees from Seller's **** division shall have declined employment with Buyer;

               (vi) no more than **** percent (****%) of the employees from Seller's **** division shall have declined employment with Buyer; and

               (vii) no more than **** percent (****%) of the employees from Seller's **** division shall have declined employment with Buyer.

     6.8 Consents. All of the Consents necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

     6.9 Approvals. All of the Approvals shall have been filed, occurred or been obtained.

     6.10 Non-Competition and Non-Solicitation Agreement. Buyer shall have received the Non-Competition and Non-Solicitation Agreement substantially in the form attached hereto as Exhibit 6.10 (the "NON-COMPETITION AGREEMENT"), executed by Seller and Shareholder.

     6.11 Consulting Agreements for **** and ****. Buyer shall have received the Consulting Agreements substantially in the forms attached hereto as Exhibit 6.11(a) and (b) (the "CONSULTING AGREEMENT", executed by **** and ****, respectively.

     6.12 Intellectual Property Assignment Agreement. Buyer shall have received the Intellectual Property Assignment Agreement substantially in the form attached hereto as Exhibit 6.12 (the "INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT") executed by Seller and Shareholder.

----------
* Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

     6.13 Assignments of Leases and Consents of Lessor. Buyer shall have received Assignments of Lease and Consents of Lessor in forms satisfactory to Buyer executed by Seller and the lessors under the Lease Agreements for the Facilities located in Oxnard, Sacramento and San Diego, California (the "ASSIGNMENTS OF LEASE").

     6.14 Chino Facility Lease. Buyer shall have received a facility lease agreement for the Facility located in Chino, California in form and containing terms mutually agreed upon by Buyer and Shareholder executed by Shareholder as lessor (the "CHINO FACILITY LEASE").

     6.15 Financial Schedule. Seller should have delivered to Buyer a Schedule of Seller's Accounts Receivable, including underlying detail, as of the Closing Date.

                                   ARTICLE VII
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                             SELLER AND SHAREHOLDER

     The obligations of Seller and Shareholder to consummate the purchase and sale contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Seller and Shareholder:

     7.1 Accuracy of Representations. Each of the representations and warranties of Buyer contained in this Agreement and in each other agreement, document, instrument or certificate contemplated hereby shall, in the case of those representations and warranties that are not qualified by materiality, be true, complete and correct in all material respects, and in the case of those representations and warranties that are qualified by materiality shall be true, complete and correct in all respects, as of each of (i) the date of this Agreement and (ii) the Closing Date, in each case as though newly made at such time.

     7.2 Buyer's Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     7.3 Officer's Certificate. Buyer shall have delivered to Seller an officer's certificate certifying as to the (i) accuracy of any representation or warranty of Buyer, in accordance with Section 7.1, (ii) performance by Buyer, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, and (iii) satisfaction of any condition referred to in this Article VII.

     7.4 Secretary's Certificate. Buyer shall have delivered to Seller a certificate of its secretary certifying as to:

          (a) Resolutions of its directors authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

          (b) The incumbency of its officers executing this Agreement and all other agreements and documents contemplated hereby.

     7.5 No Proceeding. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, the Asset Purchase or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Asset Purchase.

     7.6 Consents. All of the Consents necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

     7.7 Approvals. All of the Approvals shall have been filed, occurred or been obtained.

     7.8 Assignments of Leases and Consents of Lessors. Seller shall have received the Assignments of Lease executed by Buyer.

     7.9 Chino Facility Lease. Seller shall have received the Chino Facility Lease executed by Buyer.

                                  ARTICLE VIII
                                   TERMINATION

     8.1 Termination Events.

     This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by Seller, on the one hand, or by Buyer, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party or its Affiliates and such breach has not been expressly waived in writing;

          (b) (i) by Buyer if any of the conditions in Article VI have not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not expressly waived such condition in writing on or before the Closing; or (ii) by Seller, if any of the conditions in Article VII has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not expressly waived such condition in writing on or before the Closing;

          (c) by mutual consent of Buyer and Seller; or

          (d) by either Buyer or Seller if the Closing Date has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 2007, such later date as the parties may agree upon, or, if one or more conditions to Buyer's obligation to consummate have not been met, such later date as Buyer may in its discretion elect but not later than March 31, 2007.

     8.2 Effect of Termination. Each party's right of termination under Section
8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 4.1, 4.2 and
4.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE IX
                                INDEMNIFICATION

     9.1 Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Asset Purchase.

     9.2 Indemnification by Seller and Shareholder.

          (a) Indemnification. From and after the Closing Date, Seller and Shareholder (the "SELLER INDEMNIFYING PARTIES") shall jointly and severally indemnify, defend, protect and hold harmless Buyer, its successors and assigns, its Affiliates, and the directors, officers, employees and agents of Buyer and its Affiliates (each a "BUYER INDEMNIFIED PERSON") from and against all losses (including lost revenues and profits and diminution in value), claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fines, penalties, judgments, Taxes, costs and expenses (including Legal Expenses) (collectively, "LOSSES") based upon, resulting from or arising out of (a) any false representation or breach of a warranty of Seller or Shareholder contained in this Agreement, (b) the breach by Seller or Shareholder of, or the failure by any one or all of them to observe, any of its, her or their covenants or other agreements contained in this Agreement, and (c) the operation of the Business through the Closing Date, including, but not limited to, any Tax obligations relating to the period through the Closing and any claims made by creditors of Seller or Shareholder with respect to liabilities arising out of the operation of the Business through the Closing Date. Buyer, Seller and Shareholder each acknowledge that such Losses, if any, would relate to unresolved or unknown contingencies or circumstances existing at the Closing, which if resolved or known at the Closing would have led to a reduction in the aggregate Purchase Price to be paid to Seller.

          (b) Source of Initial Recourse. Except as provided under Sections 1.5 and 1.6, the Escrow Fund shall be the first form of recourse available to Buyer against Seller or Shareholder with respect to any Losses. Any amount which becomes due and payable to Buyer under this Article IX shall first be paid or otherwise satisfied out of the Escrow Fund until the same has been exhausted.

     9.3 Indemnification by Buyer. From and after the Closing Date, Buyer ("BUYER INDEMNIFYING PARTIES") shall indemnify, defend, protect and hold harmless Seller and Shareholder and their respective successors and assigns, Affiliates, directors, officers, employees and agents (each, a "SELLER INDEMNIFIED PERSON") from and against all Losses based upon, result from or arising out of (a) any false representation or breach of a warranty of Buyer contained in this Agreement, (b) the breach by Buyer of, or the failure by it to observe, any of its covenants or other agreements contained in this Agreement, and (c) the operation of the Business after the Closing Date, including, but not limited to, any Tax obligations relating to the period after the Closing and any claims made by creditors of Seller or Shareholder with respect to liabilities arising out of the operation of the Business after the Closing Date.

     9.4 Indemnification Procedures.

          (a) Third Party Action. Promptly after receipt by any person or entity entitled to indemnification pursuant to this Article IX (the "INDEMNIFIED PARTY") of notice of the commencement of any action, suit or proceeding by a person not a party to this Agreement in respect of which the Indemnified Party would be entitled to seek indemnification hereunder (a "THIRD PARTY ACTION"), the Indemnified Party shall notify the party or parties from whom such indemnification is sought (the "INDEMNIFYING PARTIES") thereof in writing, but any failure to so notify the Indemnifying Parties shall not relieve them from any liability that it may have to the Indemnified Party under this Article, except to the extent that the Indemnifying Party is prejudiced by the failure to give such notice. The Indemnifying Party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense (including settlement of such Third Party Action) with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

               (i) the Indemnified Party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense (which shall not constitute Legal Expenses for purposes of this Agreement) to assist in the investigation or defense of such Third Party Action;

               (ii) the Indemnifying Party shall obtain the prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) of the Indemnified Party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action;

               (iii) each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the Indemnifying Party;

               (iv) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Action; and

               (v) the Indemnifying Party shall not be entitled to control the defense of any Third Party Action unless the Indemnifying Party confirms in writing its assumption of such defense and continues to pursue the defense reasonably and in good faith. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing, (A) the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party attributable to defending against such Third Party Action, and (B) as long as the Indemnifying Party is reasonably contesting such

Third Party Action in good faith, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the Indemnifying Party's prior written consent. If the Indemnifying Party does not assume control of the defense of such Third Party Action in accordance with this Section 9.4, the Indemnified Party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 9.4. The reimbursement of fees, costs and expenses required by this Section 9.4 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

          (b) Other Claims. If an Indemnified Party has actual knowledge of any facts or circumstances other than the commencement of a Third Party Action which cause it in good faith to believe that it is entitled to indemnification under this Article IX, then such Indemnified Party shall promptly give the Indemnifying Parties notice thereof in writing, but any failure to so notify the Indemnifying Parties shall not relieve it from any liability that it may have to the Indemnified Parties under this Article, as the case may be, except to the extent that the Indemnifying Parties are materially prejudiced by the failure to give such notice.

                                    ARTICLE X
                               GENERAL PROVISIONS

     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon delivery if delivered personally or by an express courier (with confirmation), including by overnight delivery service, or (b) one (1) day after being sent by facsimile (with receipt confirmed) to the parties at the following addresses or facsimile number (or at such other address for a party as shall be specified by like notice):

               (i)     if to Buyer to:

                       CorVel EnterpriseComp, Inc.
                       2010 Main Street
                       Suite 600
                       Irvine, CA 92614
                       Attn:  Director, Legal Services
                       Telephone No.: (949) 851-1473
                       Facsimile No.: (949) 851-1469

                       with a copy to:

                       Bouey&Black LLP
                       1615 Bonanza Street, Suite 305
                       Walnut Creek, CA 94596
                       Attn:  Donald Bouey, Esq.
                       Telephone No.: (925) 256-7404
                       Facsimile No.: (925) 946-5922

               (ii)    if to Seller or Shareholder prior to the Closing Date to:

                       Hazelrigg Risk Management Services, Inc.
                       14275 Pipeline Avenue
                       Chino, CA 91710
                       Attn: Arlene Hazelrigg
                       Telephone No.: (___) ___-____
                       Facsimile No.: (___) ___-____

                       with a copy to:
                       ______________________________
                       ______________________________
                       ______________________________
                       Attn: ________________________
                       Telephone No.:  (___) ___-____
                       Facsimile No.:  (___) ___-____

               (iii)   if to Seller or Shareholder following the Closing
                       Date to:

                       Arlene Hazelrigg
                       ______________________________
                       ______________________________
                       Telephone No.: (___) ___-____
                       Facsimile No.: (___) ___-____

     10.2 Entire Agreement. This Agreement, including the schedules, exhibits and attachments hereto, and the documents and instruments and other agreements among the parties delivered pursuant hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

     10.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. The parties hereto acknowledge that Buyer shall have the right to assign, with absolute discretion, any or all of its rights and obligations under this Agreement and any related agreements and documents to any successor, assign or Affiliate of Buyer; provided, however, that such assignment shall not relieve Buyer of its obligations hereunder. This Agreement is not assignable in whole or in part by Seller or Shareholder.

     10.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     10.5 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     10.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Nothing in Article IX shall be construed or interpreted to limit this Section 10.6.

     10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     10.8 Governing Law; Jurisdiction. This Agreement and any related agreements and closing documents shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into by California residents and performed entirely in California, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of California. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and any related agreements and closing documents or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined by either a state court or federal court sitting in Orange County, California. Each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement and any related agreements and closing documents, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) any right to a trial by jury, and (d) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement and any related agreements and closing documents, or the subject matter hereof and thereof, may not be enforced in or by such courts.

     10.9 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

     10.10 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                                   ARTICLE XI
                                   DEFINITIONS

     For purposes of this Agreement, the following terms shall have the respective meanings set forth below. All other capitalized terms, when used in this Agreement, shall have the respective meanings in this Agreement as they first appear and are defined in this Agreement.

     "AFFILIATE" means, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.

     "ASSETS" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, investment assets, accounts and notes receivable, chattel paper, documents, instruments, licenses, contracts, general intangibles, real estate, equipment, inventory, goods and Intellectual Property Rights.

     "CODE" means the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated thereunder.

     "ENCUMBRANCE" means any mortgage, pledge, security interest, lien, adverse claim, levy, charge or other encumbrance or restriction of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

     "ENVIRONMENTAL CLAIM" means any written or oral notice, claim, demand or other communication by any Person alleging or asserting liability for investigatory costs, cleanup costs, Governmental Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by the Person against whom such liability is alleged or asserted or (b) circumstances forming the basis of any violation, or alleged violation, of any statute, law or regulation relating to the environment or any Liability under any such statute, law or regulation. The term "Environmental Claim" shall include any claim any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other action or damages pursuant to any applicable statute, law or regulation relating to the environment, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

     "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos polychlorinated biphenyls or radiation, as such of the foregoing are enacted or in effect, prior to the Closing Date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period.

     "GOVERNMENTAL AUTHORITY" means (i) any nation, state, county, city or other legal jurisdiction, (ii) any federal, state, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature or (iv) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "HAZARDOUS SUBSTANCE" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable statute, law or regulation relating to the environment.

     "INDEBTEDNESS" of any Person means all obligations of such Person (i) for borrowed money whether or not evidenced by notes, bonds, debentures or similar instruments, (ii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business),
(iii) under capital leases, and (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) above of any other Person.

     "KNOWLEDGE OF SELLER AND SHAREHOLDER" means the knowledge **** and **** have or should have by virtue of that person's position, duties and responsibilities with Seller after having made due inquiry during the period from November 1, 2006 to the Closing Date of Persons who would be expected to have knowledge of the matter.

----------
* Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

     "LAWS" means all laws of any country or any political subdivision thereof, including, without limitation, all federal, state and local statutes, regulations, ordinances, orders or decrees or any other laws, common law theories or reported decisions of any court thereof.

     "LEGAL EXPENSES" of an Indemnified Person means any and all reasonable out-of-pocket fees, costs and expenses of any kind incurred by such Indemnified Person and its counsel in investigating, preparing for, defending against or providing evidence, responding to subpoenas, producing documents or taking other action with respect to any threatened or asserted claim of a third party or Governmental Authority, including expenses of investigation, court costs, and fees and expenses of attorneys, accountants and experts.

     "LIABILITY" and "LIABILITIES" means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

     "MATERIAL ADVERSE EFFECT" with respect to the specified Person, business or Asset means any change, effect, event, occurrence, state of fact or development (collectively, "CHANGES") that, individually or in the aggregate (taking into account all other related changes, effects, events, occurrences, states of fact and developments), is, or is reasonably likely to be, materially adverse to the business, assets, Liabilities, financial condition, operations, or results of operations of the specified Person, business or Asset, as the case may be.

     "ORDINARY COURSE OF BUSINESS" shall describe any action taken by a Person if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and (ii) such action is not required to be authorized by the board of directors by such Person.

     "PERMITS" means all franchises, permits, licenses, qualifications, certificates, registrations, municipal and other authorizations, orders and other rights from, and filings with, any Governmental Authority.

     "PERMITTED ENCUMBRANCE" means (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (ii) any statutory Encumbrance arising in the Ordinary Course of Business by operation of law with respect to a Liability that is not yet due or delinquent and does not materially impair the value of the property subject to such Encumbrance or the use of such property.

     "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, trust, association, entity or Governmental Authority.

     "PROCEEDING" shall mean any action, arbitration, audit, hearing, proceeding, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal or at law or in equity) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

     "TAX" means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, license, registration and documentation fees, and customs' duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

     "TAX RETURNS" means any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

     "WORKING CAPITAL" means the current assets identified on the Closing Balance Sheet for Seller to be included in the Purchased Assets, less the sum of the current liabilities identified on such Closing Balance Sheet which are Assumed Liabilities and, without duplication, any liability identified as unearned income, deferred revenues or by a similar designation on such balance sheet. For purposes of this definition, "current assets" shall include cash, accounts receivable net of any reserve for doubtful accounts, prepaid items and any other asset class included in other current assets, and "current liabilities" shall include accounts payable, other payables and accrued expenses and any other liability class included in other current liabilities.

                           [SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, Buyer, Seller and Shareholder have caused this Asset Purchase Agreement to be signed, all as of the date first written above.

                                        BUYER:

                                        CORVEL ENTERPRISECOMP, INC.
                                        a Delaware corporation


                                        By: /s/ V. GORDON CLEMONS
                                            ------------------------------------
                                            V. Gordon Clemons, Vice President

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                                        SELLER:

                                        HAZELRIGG RISK MANAGEMENT SERVICES,
                                        INC.,
                                        a California corporation


                                        By: /s/ ARLENE HAZELRIGG
                                            ------------------------------------
                                            Arlene Hazelrigg,
                                            President


                                        COMP CARE, INC.,
                                        a California corporation


                                        By: /s/ ARLENE HAZELRIGG
                                            ------------------------------------
                                            Arlene Hazelrigg,
                                            President


                                        MEDICAL AUDITING SERVICES, INC., a
                                        California corporation


                                        By: /s/ ARLENE HAZELRIGG
                                            ------------------------------------
                                            Arlene Hazelrigg, President


                                        SHAREHOLDER:


                                        /s/ ARLENE HAZELRIGG
                                        ----------------------------------------
                                        Arlene Hazelrigg, an individual

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]